Exhibit 99.1

ARIAD Reports Second Quarter 2008 Financial Results

Reviews Clinical Progress and Announces Changes in Senior Management Team

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and six months ended June 30, 2008, provided an update on corporate developments and announced changes in its senior management team.

“In the second quarter of 2008, we made important progress in expanding and advancing our clinical programs, and we are executing well in all areas of our business,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Our partnership with Merck & Co., Inc. for the global development of our investigational mTOR inhibitor, deforolimus, is strong and productive, and we remain focused on delivering results consistent with our key corporate objectives for the year. Financially, our cash used in operations for the first six months of 2008 is in line with where we planned to be at this time in the year.”

Financial Highlights

For the quarter ended June 30, 2008, the Company reported a net loss of $17.3 million, or $0.25 per share, compared to a net loss of $17.0 million, or $0.25 per share, for the same period in 2007. For the six-month period ended June 30, 2008, the Company reported a net loss of $34.3 million, or $0.49 per share, compared to a net loss of $32.0 million, or $0.48 per share for the six-month period ended June 30, 2007. These results continue to reflect advancement of the Company’s development programs and the positive impact of the Company's collaboration with Merck & Co., Inc., for the development and commercialization of deforolimus. This collaboration resulted in an increase in license and collaboration revenue based on upfront and milestone payments received to date from Merck, and an increase in research and development expenses due to expansion of the Company’s clinical trials under the collaboration in the six-month period ended June 30, 2008 compared to the corresponding period in 2007. These results also reflect an increase in general and administrative expenses in 2008 compared to 2007, related to corporate and commercial development initiatives and patent litigation.

For the six-month period ended June 30, 2008, cash used in operations was $31.7 million, compared to cash used in operations of $26.4 million for the same period in 2007. The Company ended the second quarter of 2008 with cash, cash equivalents and marketable securities of $60.0 million, compared to $85.2 million at December 31, 2007.

Financial Guidance

The Company reiterated its financial guidance for fiscal year 2008, estimating cash used in operations of $41 million to $44 million and a net loss of $81 million to $84 million for the year. Cash used in operations for the second half of 2008 is projected to be $10 million to $12 million, reflecting the favorable impact of expected milestone payments, totaling $30 million, from Merck related to enrollment of the first patient in each of three Phase 2 clinical trials of deforolimus in several different cancers. In July and August 2008, the Company announced the start of two of these three trials.

“Our results through June 30, 2008 are on track with our plans for the year, and our financial guidance for fiscal year 2008 remains unchanged,” said Edward M. Fitzgerald, senior vice president and chief financial officer of ARIAD.

Progress in the Clinic

ARIAD continued to make solid progress in its development programs, including:

--	Expansion of clinical sites for the Phase 3 SUCCEED trial of oral deforolimus in patients with metastatic sarcomas. Sites in Europe, Asia and Latin America, as well as the United States, are now enrolling patients. The Company also launched a website, http://www.SUCCEEDtrial.com, to build further awareness of the trial and provide information regarding patient enrollment.
--	Preparation for the initiation of three Phase 2 clinical trials expected to begin this year to examine the efficacy and safety of oral deforolimus in patients with several different cancers. The first two trials are now underway in patients with metastatic breast cancer and advanced endometrial cancer. The third trial in patients with prostate cancer is expected to begin enrollment later this year.
--	Initiation of three Phase 1 trials of deforolimus: oral deforolimus in combination with Merck's IGF-1R inhibitor, oral deforolimus as a single agent in Japan, and intravenous deforolimus as a single agent in pediatric solid tumors, sponsored by the Pediatric Cancer Foundation.
--	Initiation of a Phase 1 study of ARIAD's investigational oral multi-targeted kinase inhibitor, AP24534, in refractory hematologic cancers. Patient enrollment is underway, and early clinical data on this product candidate could be available as soon as the end of 2008.
--	Presentation of data from ARIAD's dose-ranging study of oral deforolimus at the American Society of Clinical Oncology meeting in May 2008. These data provided the rationale for selection of the oral dose and administration schedule that are now being used in the ongoing Phase 3 SUCCEED trial and other trials of oral deforolimus.

ARIAD will continue executing on these important clinical programs for the remainder of the year, driving toward potential presentation of initial data in 2009.

Changes in Senior Management Team

--	Commercial Operations: Richard W. Pascoe has resigned his position as senior vice president and chief operating officer of ARIAD, effective as of August 8, 2008. Mr. Pascoe has accepted the position of chief executive officer of a specialty pharmaceutical company focused on psychiatric and neurological diseases.

ARIAD announced the promotion of Matthew E. Ros, currently vice president, oncology marketing of ARIAD, to the newly created position of vice president, commercial operations. Mr. Ros has an outstanding track record in the pharmaceutical industry with nearly 20 years of experience in sales, marketing and operations management for oncology products. Prior to joining ARIAD in 2007, Mr. Ros held a series of senior management positions at Bristol-Myers Squibb Company (BMS), most recently as senior director and U.S. commercial lead. He played a key role in the launch and commercialization of several of BMS's most recent oncology products.

--	Corporate Communications and Investor Relations: ARIAD also announced the appointment of Maria E. Cantor to the newly created position of vice president, corporate communications and investor relations. Ms. Cantor, who most recently was a senior director of corporate communications at Genzyme Corporation, will lead the Company's communications function and be responsible for the design and implementation of all communications and investor-relations strategies.

Ms. Cantor brings nearly 20 years of communications expertise to ARIAD, the past seven of which she spent in roles of increasing responsibility at Genzyme. Most recently, she led communications initiatives for Genzyme's oncology, multiple sclerosis, genetic testing and orthopedics business units. During her tenure at Genzyme, she also was responsible for leading key branding initiatives, as well as enhancing Genzyme's corporate image and internal communications programs.

Ms. Cantor received her M.S. degree in Communications Management from Syracuse University and her B.S. degree from Emerson College.

“This is an exciting time for ARIAD, and we are delighted to recognize the proven leadership qualities demonstrated by Matt Ros during his tenure at ARIAD. I am proud of the caliber of the talent on our management team and the results that we have achieved over the past several years,” said Dr. Berger. “Matt has a solid track record of delivering positive results for the oncology franchises he has championed. With his leadership, we are well positioned to extend the growth of our oncology portfolio. We wish Rich continued success as he pursues the next phase of his career.”

“We are delighted to have Maria join us to lead our communications programs,” said Mr. Fitzgerald. “With her experience in driving key initiatives for a major biotechnology company like Genzyme, we are confident of the impact that she will have in developing strategies and programs for enhancing communications with all stakeholders of ARIAD.”

Upcoming Medical Meeting

ARIAD will be presenting data on deforolimus and AP24534 at the upcoming EORTC-NCI-AACR (ENA) scientific meeting in Geneva, Switzerland, October 21 to 24, 2008. This will be the first time that preclinical data will be presented showing anti-tumor activity for AP24534 in models of solid tumors. Clinical and preclinical data on oral deforolimus will also be presented.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conference this fall:

--	Lazard Capital Markets Annual Life Sciences Conference, New York, New York, November 18 to 19, 2008.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EDT). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-866-700-6293 (domestic) or 617-213-8835 (international) five minutes prior to the start time and providing the passcode 52630168. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements,” including, but not limited to, statements related to enrollment in the SUCCEED trial, initiation of additional clinical trials and expected milestone payments for deforolimus, initiation of clinical trials for AP24534, availability of clinical data for AP24534 and deforolimus and estimated cash used in operations and net loss for 2008. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Total license revenue	$1,450	$189	$2,945	$379

Operating expenses:
Research and development	11,827	10,540	22,702	21,563
General and administrative	7,029	6,898	15,178	11,301
Total operating expenses	18,856	17,438	37,880	32,864

Other income, net	139	244	657	529
Net loss	$(17,267)	$(17,005)	$(34,278)	$(31,956)

Net loss per common share	$(.25)	$(.25)	$(.49)	$(.48)

Weighted average number of shares of common stock outstanding	69,363,731	68,786,835	69,339,484	67,215,100

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	June 30, 2008	December 31, 2007
	(Unaudited)
Cash, cash equivalents and marketable securities	$60,041	$85,198
Total assets	$82,006	$101,105
Total liabilities	$121,170	$109,005
Stockholders’ deficit	$(39,164)	$(7,900)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-494-0400
or
Sondra Newman, 617-877-5687